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                                                                     Exhibit 5.1

                  [CARIDDI, MEE, RUE LETTERHEAD APPEARS HERE]


                                                               December 22, 2000

Havas Advertising
84, rue de Villiers
92683 Levallois-Perret Cedex
France

Dear Sirs:

     You have requested that we deliver this opinion in connection with the filing of that certain Registration Statement on Form S-8 (the "Registration Statement") covering the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act"), of 2,300,000 Ordinary Shares, nominal value Euro
0.40 per share (the "Shares") of Havas Advertising, a societe anonyme organized under the laws of France (the "Company"), for which subscription options have been or will be issued in connection with the Company's Share Incentive Sub-Plan for United States Employees (the "Plan"). You have indicated to us that this opinion letter is furnished to you to enable you to fulfill the requirements of
Item 601(b)(5) of Regulation S-K, 17 C.F.R. (S) 229.601(b)(5), in connection with the Registration Statement.

     In connection with our opinion expressed below, we have examined the following documents:

     1.   A photocopy of the executed Registration Statement.

     2. Photocopies of the executed minutes of the shareholders meetings of the Company held on June 18, 1991, on June 30, 1994, on June 27, 1996, on June 19, 1997, on June 17, 1999 and on May 23, 2000, certified by the Managing Director (Directeur general) of the Company on the date hereof as being complete and accurate.

     3. Photocopies of the reports of the board of directors of the Company submitted to the respective shareholders meetings listed in paragraph 2 hereabove, certified by the Managing Director of the Company on the date hereof as being complete and accurate.

     4. Photocopies of the special reports of the statutory auditors (commissaires aux comptes) of the Company submitted to the respective shareholders meetings listed in paragraph 2 hereabove, certified by the Managing Director of the Company on the date hereof as being complete and accurate.

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     5.  Photocopies of the executed minutes of the bondholders meetings of the
Company held on July 20, 1995, on June 10, 1996 (two meetings), on May 26, 1997 (two meetings), on May 21, 1999 and on May 19, 2000, certified by the Managing Director of the Company on the date hereof as being complete and accurate.

     6. A photocopy of the by-laws (statuts) of the Company, dated September 25, 2000, certified by the Managing Director of the Company on the date hereof as being complete, accurate and in effect.

     7. Excerpt (extrait K-Bis) of the Company's registration with the Registry of Commerce and Companies (Registre du Commerce et des Societes) in Nanterre, France, dated November 7, 2000, certified by the Managing Director of the Company on the date hereof as being complete, accurate and in effect.

     8. A certificate, dated as of the date hereof, executed by the Managing Director of the Company, as to certain facts concerning the Company, the shareholders meetings referred to in paragraph 2 above, the bondholders meetings referred to in paragraph 2 above and related matters.

     In our examination of the documents enumerated above, we have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies and e-mail) or as forms of documents and the accuracy and completeness of the documents enumerated above, on which we are relying, and we have made no independent investigations thereof. We have not, except as identified above, made any independent review or investigation of factual or other matters. In rendering the opinion expressed below, we have relied as to certain matters on information obtained from the Managing Director of the Company.

     We express no opinion as to the outcome of any action that may be commenced challenging (i) the legal sufficiency of the statement of reasons motivating the issuance of options to officers and/or employees of the Company to subscribe shares of the Company or of the statement regarding the methods for determining the subscription price, in respect of any report referred to in paragraph 3 above or (ii) the validity of bondholder approval given (a) subsequent to the adoption of such shareholders' resolutions or (b) subsequent to any action by the board of directors of the Company to grant options, with respect to shareholders' resolutions authorizing the issuance of options to officers and/or employees of the Company, to subscribe shares of the Company adopted at the respective shareholders' meetings listed in paragraph hereabove.

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     For purposes of this opinion letter, we have assumed that all relevant laws as they exist on the date hereof and facts existing on the date hereof as certified to us will remain unchanged after the date hereof.

     This opinion letter is based as to matters of law solely on applicable corporate laws of the French Republic, where we are registered attorneys-at-law (avocats), and no investigation has been made as to any other laws of the French Republic or as to the laws of any other jurisdiction; therefore, we express no opinion as to any other laws, statutes, ordinances, rules or regulations or as to the laws of any other jurisdiction.

     Based on, subject to, and limited by the foregoing, it is our opinion that the issuance of the Shares has been duly authorized, and when issued, delivered and paid upon the exercise of the options granted, as provided in the Plan and in accordance with the terms thereof and its governing law, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes, including those with retroactive effect, in the foregoing subsequent to the delivery of this opinion letter.

     We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. It is not to be used for any other purpose without our prior authorization. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act.

                                      Very truly yours,


                                       CARIDDI MEE RUE


                                       Avocats associes a la
                                       Cour d'Appel de Paris
                                       Correspondant Organique International
                                       HOGAN & HARTSON L.L.P.

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